Exhibit 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("AGREEMENT), made and entered into by and between Sharps Compliance Corporation, a Texas corporation, having its principle office at 9350 Kirby Drive, Suite 300, Houston, TX 77054 (hereinafter referred to as the "Company"), and Mark L. Iske (hereinafter referred to as the "Executive").

                                   WITNESSETH

         For and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

                                    ARTICLE I
                             STATEMENT OF AGREEMENT

         1.1 DUTIES. During the term of this Agreement, the Company agrees to employ Executive as Senior Vice President of Operations for the Company, and Executive agrees to serve the Company in such capacity upon the terms and subject to the conditions set forth in this Agreement. Executive shall perform such duties and responsibilities customary to the position of Senior Vice President of Operations, including but not limited to;

     (a)  Develop, manage and lead Company's Operations department;
     (b) Direct operations organization to achieve Company's performance targets;
     (c) Develop and implement strategies to achieve improved operations performance;
     (d)  Develop and maintain key relationships with vendors and customers;
     (e)  Direct incineration operations in order to maximize efficiency; and
     (f)  Assist Company activities in new product development.

         1.2 TERM. The term of this Agreement shall commence on February 25, 2005 ("Start Date") and shall continue for a period of one-year (the "Initial Term"); unless sooner terminated in accordance with the provisions of the Agreement hereinafter set forth. The Initial Term shall automatically be extended on each anniversary of this Agreement for an additional one-year term (each a "Successor Term") unless either party hereto notifies the other of intent to terminate this Agreement at least 30 days prior to the anniversary date of the Agreement.

     1.3 COMPENSATION AND BENEFITS.

         1.3.1 Base Salary: Company shall pay Executive a base salary of $4,615.38 per pay period, twenty six (26) pay periods per year, during the first year of this Agreement. The amount of base salary may be increased by the Company during the term of this Agreement, but not decreased.

         1.3.2 Incentive Bonus: In addition to the base salary, Executive is eligible to participate in the Company's Management Incentive Compensation Plan, at the discretion and approval of the Company's Board of Directors. Executive's annual incentive compensation target, as Senior Vice President of Operations, is forty percent (40%) of base salary.

         1.3.3 Stock Options: Executive is eligible to participate in the Company's long-term incentive and stock option plans. At the signing of this Agreement, Executive has previously been granted the right to purchase sixty thousand (60,000) shares of the company's common stock, as per the applicable Stock Option Agreement(s) and as summarized in Attachment A. In the event that this Agreement is terminated, other than for reasons of voluntary termination or termination with cause as defined in Section 2.1, or in the event the Company experiences a change in control event, defined as the sale of substantially all of the assets of the Company or change in control of forty percent (40%) of the outstanding voting shares of the Company, all non-vested options shall immediately vest.

         1.3.4 Benefits: Executive shall be entitled to receive all standard employee benefits that may, from time to time, be provided by the Company to its employees. In addition to standard benefits, Executive shall be entitled to executive employee benefits listed in Attachment B (Executive Benefits). Executive shall also be entitled to receive liability insurance covering those acts, omissions, or other conditions specifically related to or resulting from the course and scope of Executive's duties as Senior Vice President of Operations for the Company.

     1.4 EXPENSES: The Company shall reimburse Executive for all reasonable business and business travel expenses incurred by Executive on behalf of the Company, in accordance with the prevailing practice and policy of the Company.

     1.5 CONFIDENTIAL INFORMATION: Executive acknowledges that in and as a result of his employment hereunder, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports, and lists of clients, ("Confidential Information"). As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation and benefits stated herein, Executive covenants and agrees that he shall not, at any time during or for one
(1) year following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by, or disclosed to, him as a result of his employment by the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Executive or Executive's partners, agents, representatives, servants, employers, employees, and/or any and all persons directly or indirectly acting for or with him. This section shall not apply to the extent information divulged or accessed by Executive (i) is already known to him at the time of disclosure, (ii) is generally available to the public or otherwise was part of public domain at the time of disclosure, (iii) became generally available to the public after disclosure through no act or omission of Executive, (iv) was disclosed to Executive by a third party who had no obligation to restrict disclosure, and (v) Executive can show that such information was independently developed by Executive without use of any Confidential Information.

     1.6 RESTRICTIVE COVENANT. Executive acknowledges that the services he is to render are of a special and unusual character with a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by or disclosed to Executive, as hereinabove set forth, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated herein as well as any additional benefits stated herein, Executive covenants and agrees as follows: For the period commencing with the date of the Agreement and ending six
(6) months following the termination of this Agreement ("Severance Period"), for whatever reason, the Executive agrees that he will not directly or indirectly, for his own account or for the account of others, whether as principal or agent or through the agency of any corporation, partnership, association or other business entity, engage in any business activity which shall be in direct competition to any material business of the Company. For purposes hereof, a business will be deemed, until proven otherwise, to be in direct competition if it involves the sale of products used for the disposal and destruction of medical sharps described as a "sharps return by mail" program. Executive agrees further that, for a period commencing with the date of this Agreement and ending six (6) months (Severance Period) following termination of this Agreement, for whatever reason, Executive shall not, directly or indirectly, make known to any person, firm or corporation, the names and addresses of any clients, customers, employees or independent contractors of the Company or any other information pertaining to them nor call on, solicit, take away, contract with, employ or hire or attempt to call on, solicit, take away, contract with, employ or hire any of the clients, customers, employees or independent contractors of the Company, including, but not limited to, those upon whom the Executive called or with whom he became acquainted during the performance of the services pursuant to this Agreement, whether for personal purposes or for any other person, firm or corporation. Nothing contained in this Section 1.6 shall prohibit the Executive from purchasing and holding as an investment not more than 5% of any class of the issued and outstanding and publicly traded capital stock of any such corporation which conducts a business in competition with the business of the Company. Should the foregoing covenant not to compete be held invalid or unenforceable because of the scope of the actions restricted thereby, or the period of time within which such agreement is operative in the judgment of a court of competent jurisdiction, the parties agree that and hereby authorize such court to define the maximum actions subject to and restricted by this
Section 1.6 and the period of time during which such agreement is enforceable. The provisions of this Section 1.6 shall be applicable for the period indicated, regardless of termination of this Agreement for any reason prior to expiration of such period.

                                   ARTICLE II
                                   TERMINATION

     2.1 TERMINATION FOR CAUSE. Notwithstanding any other provision hereof, the Company or Executive may terminate Executive's employment under this Agreement at any time for cause as defined in this Section 2.1.

         2.1.1 Company Initiated Termination For Cause: The Company may terminate Executive's employment for cause, which shall be evidenced by written notice thereof to the Executive, which shall specify the cause for termination. For purposes hereof, the term "cause" shall include, without limitation, the inability of the Executive, through sickness or other incapacity, to perform his duties under this Agreement for a period in excess of one hundred eighty (180) substantially consecutive days; conviction of a crime; or a material breach of this Agreement. The Company's obligations hereunder shall terminate upon any termination for cause pursuant to this Section 2.1; provided, however, if such termination results from death, sickness or other incapacity of Executive, the Company will extend to Executive the same severance benefits as though the termination was effected without cause initiated by the Executive described in
Section 2.2.2. In the event that termination results from the Executive's death, the Company will pay the Executive's severance benefits to his estate or legal heirs, and extend the period for executing vested stock options to the equivalent of Executive's severance period, six (6) months.

         2.1.2 Executive Initiated Termination For Cause: Executive may terminate Executive's employment for cause, which shall be evidenced by written notice thereof to Company, which shall specify the cause for termination. For purposes hereof, the term "cause" shall include, without limitation, removal of the Executive from the office defined herein or the material reduction in Executive's title, authority or responsibility, except for "cause" as defined in 2.1.1, reduction in Executive's compensation, the requirement that Executive relocate more than thirty-five (35) miles from the Company's current corporate headquarters, or the Company otherwise commits a material breach of this Agreement.

     2.2 TERMINATION WITHOUT CAUSE. Notwithstanding any other provision hereof, the Company or Executive may terminate this Agreement without cause upon thirty
(30) days prior written notice thereof given to the other party hereto.

         2.2.1 Company Initiated Termination Without Cause: In the event the Company terminates this Agreement without cause pursuant to this paragraph, the Company shall (i) pay Executive, six (6) months of his annual base salary (ii) immediately accelerate vesting of all stock options or stock appreciation rights which have been granted to Executive. Executive shall have six (6) months (Severance Period) past the termination date of this Agreement to exercise vested stock options. In addition, the Company shall extend to the Executive all benefits described in Section 1.3 hereof and in Attachment B, until the earlier of the end of severance period or upon employment with another employer. Payment by the Company in accordance with this paragraph shall constitute Executive's full severance pay and the Company shall have no further obligation to Executive arising out of or subsequent to such termination.

         2.2.2 Executive Initiated Termination Without Cause: In the event the Executive terminates this Agreement pursuant to this Section 2.2, or in the event of the Executive's death, the Company's obligation to provide continuation of salary and benefits shall cease as of the termination date. The Executive, and the Executive's estate in the event of death, retains the right to ownership of stock, stock options and stock appreciation rights which have been purchased, vested or for which the Company's repurchase rights have expired. Executive immediately forfeits all right and title to stock options or other equity which has not been previously purchased, vested, or for which the Company's repurchase rights have not expired. The Executive, has up to sixty (60) days after the termination date of this Agreement, but not after the date the stock option grant expires, to exercise vested stock options or stock appreciation rights.

         2.2.3 Termination Following Change in Control: Notwithstanding anything to the contrary contained herein, should Executive at any time within twenty four (24) months of the occurrence of a "change of control" (as defined in 1.3.3), cease to be an employee of the Company (or its successor), by reason of (i) termination by the Company (or its successor) other than for "cause"(as defined in 2.1.1) or (ii) voluntary termination by Executive for "cause" (as defined in 2.1.2), then in any such event, (1) the Company shall pay Executive, within 30 days of termination as described above, an amount equal to six (6) months of his annual base salary, plus a pro rata portion of the annual bonus as if earned, and (2) immediately prior to the effective date of such termination, all outstanding stock options held by Executive, not already vested and exercisable, shall become fully vested, and Executive's right to exercise such stock options shall be extended to twenty four (24) months past the termination date.

                                   ARTICLE III
                                   ARBITRATION

         Any controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, between the parties to this Agreement or between the Executive, his heirs, executors, administrators, legal representatives, successors, and assigns and the Company and its affiliates, arising out of or related to the Executive's employment with the Company, any resignation from or termination of such employment and/or the terms and conditions of the Agreement, including the implementation, applicability and interpretation thereof, shall, upon the written request of one party served upon the other, be submitted to and settled by arbitration in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. ~ss. 1-15, as amended. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the American Arbitration Association (the "AAA") and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. Each party shall be responsible for the fees and expenses of its arbitrator and the fees and expenses of the third arbitrator shall be shared equally by the parties. The terms of the commercial arbitration rules of AAA shall apply except to the extent they conflict with the provisions of this paragraph. It is further agreed that any of the parties hereto may petition the United States District Court for the District of Houston, Texas, for a judgment to be entered upon any award entered through such arbitration proceedings.


                                   ARTICLE IV
                                 INDEMNIFICATION

         The Company shall indemnify and hold Executive harmless from any and all claims (whether in court or before a regulatory or administrative body), liabilities, damages and expenses, including without limitation reasonable attorneys' fees incurred by Executive or his agents, arising out of or related to the acts or omissions of Executive in the provision of services or performance of duties under this Agreement. This indemnification section shall survive and continue in full force and effect after the expiration of this Agreement.

                                    ARTICLE V
                                  MISCELLANEOUS

         4.1 NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed or telexed and confirmed if addressed to the respective parties as follows:


         If to the Executive:
                                    Mark L. Iske
                                    10243 Shipmens Landing
                                    Missouri City, Texas 77459


         If to the Company:
                                    Sharps Compliance Corporation
                                    9350 Kirby Drive, Suite 300
                                    Houston, TX 77054
                                    Attn:  Chief Executive Officer


provided, however, that any party shall have the right to change such party's address for notice hereunder to any location by giving of notice to the other party in the manner set forth hereinabove.

     4.2 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas and venue for any dispute arising hereunder shall be deemed proper in Harris County, Texas.

     4.3 WAIVER. The waiver of any provision hereof shall not be deemed to constitute the waiver of such provision or any other provisions hereof

     4.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     4.5 BINDING EFFECT. Subject to the provisions of Section 2.2 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and Executive.

     4.6 CAPTIONS AND HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and in no way define, limit or describe the scope or content of this Agreement or any paragraph hereof.

     4.7 ENTIRE AGREEMENT: AMENDMENT. This Agreement represents the entire agreement by and between the parties hereto relating to the subject matter hereof this Agreement may not be changed except by written agreement duly executed by the parties hereto.

     4.8 SUCCESSORS AND ASSIGNS

         4.8.1 Executive Assignment: Except as otherwise expressly provided herein, Executive agrees on behalf of his executors and administrators, heirs, legatees, distributees and any other person or persons claiming any benefits under his by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Executive or any executor, administrator, heir, legatee, distributee or person claiming under Executive by virtue of this Agreement and shall not be subject to execution, attachment or similar process. An attempt at assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interest and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect except as provided in Section 2.2.

         4.8.2 Company Assignment: The Company shall be permitted to assign this Agreement to its successors and assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against such successors or assigns. The terms "successors" and "assigns" shall include any person that buys all or substantially all of the Company's assets, or at least forty percent (40%) of its voting equity, or with which the Company merges or consolidates.

     4.9 THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to this Agreement (except as provided in Sections 2.2 and 4.8).

     4.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts; each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


                                      EXECUTIVE:

                                      ----------------------------------
                                      Executive

                                      ----------------------------------
                                      Date



                                      COMPANY:

                                      By:  /s/ David P. Tusa
                                      ----------------------------------
                                      Name:    David P. Tusa
                                      Title:   Senior Vice President and
                                      Chief    Financial Officer

                                      Date: February 25, 2005

                                 ATTACHMENT "A"

                                  STOCK OPTIONS




Summary of Stock Options as Follows:

- 25,000 options issued on May 20, 2003, exercise price of $0.80, standard three year vesting;

- 10,000 options issued on July 14, 2003, exercise price of $0.84, standard thee year vesting; and

- 25,000 options issued on June 28, 2004, exercise price of $0.70, standard three year vesting.

                                 ATTACHMENT "B"

                               EXECUTIVE BENEFITS



MEDICAL INSURANCE


The Company will provide Executive, and dependents, with paid group health insurance coverage, effective as of the Start Date.


VACATION

It is the policy of the Company to provide full time employees with paid vacation so that they may take time off for rest and relaxation. Vacation time is earned according to the following; ten (10) vacation days for employees with one (1) to seven (7) years of service and fifteen (15) vacation days to employees with over seven (7) years of service. The Company will waive the vacation service requirement for Executive, providing Executive with fifteen
(15) days of vacation once six (6) months of service have been completed. Executive may not carry forward, at any time, an accrual of more than thirty
(30) days of unused vacation.